EXHIBIT 99.1

Contact: Valerie Dolenga
Pulte Homes, Inc.
Corporate Communications
(248) 433-4633
valerie.dolenga@pulte.com

PULTE HOMES ANNOUNCES PLANS FOR A TWO-FOR-ONE STOCK SPLIT

Company Also Raises its Dividend by 150 Percent

     BLOOMFIELD HILLS, Mich., December 11, 2003 — Pulte Homes, Inc. (NYSE: PHM) announced that its Board of Directors has declared a two-for-one stock split to be effected in the form of a 100 percent stock dividend. The additional shares of common stock will be distributed on January 2, 2004, to the shareholders of record as of December 22, 2003.

The Company also announced an increase in its quarterly dividend by $.06 per share (on a pre-split basis) to $.10 per share, an increase of 150 percent. The dividend of $.05 per share on a split adjusted basis, will be payable on January 2, 2004, to shareholders of record at the close of business on December 22, 2003.

“Pulte Homes continues to grow and expand its share of the U.S. housing market through its unique strategy of serving all major customer segments: first time, first and second move-up and active adult home buyers,” said Richard J. Dugas, Jr., President and CEO. “Today’s actions by the Board reflect the strength and consistency of our business and our cash flows.”

About Pulte Homes
Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 44 markets across the United States. Under its Del Webb (www.delwebb.com) brand, the Company is also the nation’s leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 330,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage, LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes’ customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com

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100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304
(248) 647-2750